Exhibit 99.1

For Immediate Release

Air Lease Corporation Announces Proposed Offering of $300 Million of Convertible Senior Notes due 2018

LOS ANGELES, California, November 14, 2011 — Air Lease Corporation (NYSE: AL) (the “Company”) today announced that it intends to offer $300 million aggregate principal amount of convertible senior notes due 2018 (the “Notes”) in an offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). In connection with this offering, the Company expects to grant the initial purchasers of the Notes an option to purchase up to an additional $45 million aggregate principal amount of the Notes. The Notes will be offered only to qualified institutional buyers in reliance upon Rule 144A under the Securities Act.

The Notes will pay interest semi-annually and will be convertible at the option of the holder into shares of the Company’s Class A common stock. The Notes will mature on December 1, 2018, unless earlier repurchased or converted. The Company will not have the right to redeem the Notes prior to maturity. The interest rate, conversion rate and other terms of the Notes will be determined at the time of the pricing of the offering.

The Company intends to use the proceeds of the offering to fund the acquisition of commercial aircraft and for general corporate purposes.

The Notes, and the shares of the Company’s Class A common stock issuable upon conversion of the Notes, have not been and will not be registered under the Securities Act or applicable state securities laws and, unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes, or the shares of the Company’s Class A common stock issuable upon conversion of the Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations and projections about our future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law. Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including those discussed in our filings with the Securities and Exchange Commission.

About Air Lease Corporation (NYSE: AL)

Launched in 2010, ALC is an aircraft leasing company based in Los Angeles, California, that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline partners worldwide through customized aircraft leasing and financing solutions. For more information, visit ALC’s website at www.airleasecorp.com.

Contacts

Air Lease Corporation

Investors:

Ryan McKenna, 310-553-0555

Director, Strategic Planning and Investor Relations

rmckenna@airleasecorp.com

Media:

Laura St. John, 310-553-0555

Media and Investor Relations Coordinator

lstjohn@airleasecorp.com